                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:        3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Malone                             Mary                              A.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

  Iron Spring Farm
  75 Old Stottsville Road
--------------------------------------------------------------------------------
                                    (Street)

  Coatesville                          PA                            19320
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)



2. Date of Event Requiring Statement (Month/Day/Year)

   03/30/1998

3. IRS or Social Security Number of Reporting Person

   ###-##-####

4. Issuer Name and Ticker or Trading Symbol

   Vlasic Foods International Inc.  (vl)

5. Relationship of Reporting Person to Issuer (Check all applicable)


   [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                       (give title below)                       (Specify below)



--------------------------------------------------------------------------------

6. If Amendment, Date of Original   (Month/Day/Year) ___________________________

7. Individual or Joint Group Filing (Check Applicable Line)

     X    Form Filed by One Reporting Person
   ------
   ______ Form Filed by More Than One Reporting Person


                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                     5,411,843                            D
--------------------------    ---------------------------      -----------------        ------------------------------------------
Common Stock                         2,911(1)                         I                    Trust for Children
--------------------------    ---------------------------      -----------------        ------------------------------------------
Common Stock                        30,694(2)                         I                    As Executor
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
 Phantom Units                                      Common Stock              617                           D
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses: (1)Interest in a trust under the Will of John T.
                             Dorrance, Sr. renounced by Mrs. Malone and transferred to a Trust for the benefit of her children, the Trustees of which are her husband and cousin. Mrs. Malone disclaims beneficial ownership of such shares.
                          (2)Held as one of the co-Executors under the Will of
                             John T. Dorrance, Jr. Mrs. Malone disclaims beneficial ownership of such shares.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                /s/ Mary A. Malone                 4/9/1998
                              _______________________________    ______________
                              **Signature of Reporting Person         Date